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                                                                   Exhibit 10.2


                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT entered into as of the 1st day of May, 1996 by and between QUARTERDECK CORPORATION, a Delaware Corporation (hereinafter referred to as "Company"), and RON BEN-YEHUDA (hereinafter referred to as "Employee").

               1.     EMPLOYMENT

               1.1 Company hereby employs Employee to render services during the term of this Agreement as Associate General Counsel of the Company and the head of intellectual property and Employee hereby accepts such employment and agrees to perform his obligations and agreements herein set forth. During the term of this Agreement, Employee shall be a full-time employee of the Company and shall devote all of his business time and attention to the performance of his duties hereunder. Notwithstanding the foregoing, Employee will be permitted to engage in other business activities and charitable activities that do not materially interfere with his duties to the Company. In addition, Employee will be permitted to wind down his affairs as a partner of the law firm of Blanc Williams Johnston & Kronstadt for a reasonable period of time.

               2.     COMPENSATION

               2.1 Company shall pay to Employee a base salary ("Salary") of $125,000 per annum. Salary shall be payable in equal bi-weekly installments, less applicable withholdings and deductions, in accordance with Company's normal payroll practice.

               2.2 In addition to the Salary, Employee shall be entitled to a bonus ("Bonus") of $55,000 multiplied by a "Multiplier." The Multiplier will be based upon achievement of certain reasonable individual and department goals and the Bonus shall be paid on a quarterly basis.

               3.     TERM

               3.1 This Agreement shall commence as of the date of this Agreement set forth above and shall continue until terminated by either the Company or the Employee as provided below.

               4.     STOCK OPTIONS

               4.1 Company has granted to Employee options (the "Options") to purchase 30,000 shares of common stock of the Company, $.001 par value per share ("Common Stock"). The Options vest 25% per year over a four year period.
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               5.     BENEFITS

               5.1 Employee shall be entitled to participate in any benefit plan generally available to employees of the Company at Employee's level including, by way of example, medical and dental plans for Employee and his family, vacation, the Company's 401(k) Plan and the like.

               5.2 Company agrees to pay or reimburse Employee for reasonable business, travel and entertainment expenses in accordance with Company's policy for employees upon the presentation of itemized statements of such expenses.

               5.3 Company shall provide Employee a reasonable allowance for legal books and publications, seminars, memberships in organizations, bar dues and similar fees.

               6.     TERMINATION

               6.1 Employee's employment shall be deemed to have terminated upon
(i) Employee's death or Disability, (ii) Employee's termination by the Company for Cause, or (iii) after six months from the date hereof upon 60 days written notice of Employee's election to terminate his employment. "Disability" for purpose of this paragraph 7.1 shall mean Employee's inability to perform the essential functions of his position, with reasonable accommodation, due to physical or mental disability, resulting in Employee's absence from his duties hereunder on a full time basis for twenty-six (26) consecutive weeks. "Cause" for purposes of this paragraph shall mean a termination on the grounds of the Employee's repeated personal gross neglect of duties after notification of such neglect and reasonable opportunity to cure, willful misconduct or willful violation of any law which subjects the Company or Employee to a felony conviction. The Company has the right to terminate for Cause at any time. In the event of termination pursuant to this paragraph 6.1, Salary and Bonus due Employee hereunder shall be prorated so that only that portion due for services rendered prior to termination shall be payable hereunder.

               6.2 The Company shall have the right to terminate this Agreement and Employee's employment hereunder at any time with or without Cause. Employee may terminate his employment at any time with or without cause upon 45 days prior written notice. In the event Company terminates this Agreement without Cause or Employee terminates his employment for Good Reason, Employee shall be entitled to six months salary plus bonus. "Good Reason" shall mean (i) the Company materially breaches this Agreement, or (ii) Employee is assigned duties by the Company which constitutes a substantial diminution of his duties hereunder.

               7.     GENERAL PROVISIONS

               7.1 Employee shall execute and deliver with this Agreement, the Company's Standard Employee Confidentiality Agreement.
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               7.2 All notices and demands shall be in writing and shall be served personally, telegraphically or via facsimile or by certified mail. Service shall be deemed conclusively made at the time of service if personally served, at the time the telegraph agency confirms to the sender delivery thereof to the addressee if served telegraphically, at time of confirmation of receipt if via facsimile, and twenty-four hours after deposit thereof properly addressed and postage prepaid in the United States mail, if served by certified mail. All notices or demands shall be given at the respective addresses of the parties hereto as set forth in this Agreement. Any party may, by written notice in compliance with this paragraph, alter or change the address or the identity of the person to whom notice, or copy thereof, is to be sent.

               7.3 A waiver in writing by either party of any of the terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

               7.4 All provisions of this Agreement which either expressly or by implication survive any termination or expiration hereof shall continue in full force and effect subsequent to said termination or expiration.

               7.5 This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and fully to be performed therein.

               7.6 If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            QUARTERDECK CORPORATION

                                       By: /s/ Gaston Bastians
                                          ---------------------------

                                       EMPLOYEE

                                            By:/s/ Ron Ben-Yehuda
                                          ---------------------------
                                                   Ron Ben-Yehuda

                                            18218 Wakecrest Drive
                                            Malibu, California  90265



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May 1, 1996

Bradley Schwartz, General Counsel
Quarterdeck Corporation
13160 Mindanao Way
Marina del Rey, California  90292

Dear Brad:

               As we discussed, we intend this letter to set forth the agreement between Quarterdeck Corporation ("Quarterdeck") and me regarding the bonus that Quarterdeck will pay me pursuant to Section 2.2 of the employment agreement of even date herewith between Quarterdeck and me (the "Employment Agreement").

1.      AMOUNT OF BONUS TO BE PAID

               (a) The target bonus is $13,750 per calendar quarter, prorated for partial quarters worked. Of this amount, I will earn and receive not less than $7,500 (the "Discount Based Portion") for any quarter during which I obtain or maintain in place an agreement or understanding with the law firm of Blanc Williams Johnston & Kronstadt LLP (or any other firm having intellectual property expertise) to discount their Fees (as defined below) to Quarterdeck for all matters that are not related to litigation by 10%. "Fees" means charges for outside attorney or paralegal time. (Although they will not be considered in determining the bonus, I expect to negotiate competitive rates for items such as faxes, copies and secretarial overtime.)

               (b) In addition to the Discount Based Portion, I shall receive not less than $6,250 per quarter (the "Budget Based Portion") if Fees billed during that quarter for intellectual property matters ("IP Fees") are within 10% of the legal department budget for intellectual property matters (the "IP Budget"). Otherwise, the Budget Based Portion may be reduced by a percentage equal to the percentage by which such IP Fees exceed such IP Budget. Thus, for example, if such IP Fees exceed such IP Budget by 25%, then the Budget Based Portion may be reduced by 25%.


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               (c) We intend that I will receive the entire annual Budget Based
        Portion if the average of the quarterly IP Fees over any fiscal year equals the quarterly IP Budget. Accordingly, if the IP Budget exceeds the IP Fees for any quarter (other than the last quarter of any fiscal year), then the IP Budget for the following quarter shall be increased by the amount of such excess. Thus, for example, if the IP Budget for each quarter of any fiscal year is originally set at $50,000 and the IP Fees for the first quarter of such year are $40,000, then the IP Budget for the second quarter shall be $60,000. If the IP Fees for the second quarter of such year are then $55,000, then the IP Budget for the third quarter shall be $55,000. Further, If the Budget Based Portion is decreased for one or more quarters of any fiscal year because of a failure to meet the IP Budget for that quarter, then my bonus for the last quarter of such year will be adjusted so that the aggregate bonus I receive for such year will equal the bonus I would have otherwise been entitled to receive had the IP Fees for each quarter of such year equalled the average of the quarterly IP Fees over such year.

               (d) For purposes of this letter agreement, intellectual property matters shall not include matters relating to (i) litigation, (ii) acquisitions or other matters that may have intellectual property components but are primarily not intellectual property transactions, and
        (iii) special projects approved by the General Counsel.

2.      SETTING AND ADJUSTING BUDGET

        The IP Budget will be sufficient to meet Quarterdeck's reasonably anticipated needs for outside counsel services relating to intellectual property matters, as reasonably determined by Quarterdeck in consultation with you and me. If during any year or quarter, it appears that the IP Budget is insufficient in light of Quarterdeck's needs and its internal resources, then the IP Budget shall be increased (retroactively and prospectively) in good faith to the extent reasonably required to meet such needs; provided that, should it be impracticable to increase the IP Budget to such extent, then my bonus shall nevertheless be determined as if the IP Budget had been increased to that extent.

               3.     OTHER ADJUSTMENTS

               (a) If, in any quarter, IP Fees exceed one hundred ten percent (110%) of the IP Budget for reasons beyond my reasonable control (such as a very substantial, unexpected transaction requiring substantial support from outside counsel or the loss of an in-house attorney or paralegal), as reasonably agreed by you and me, then I shall receive the full Budget Based Portion for that quarter.

               (b) The ratio of the Discount Based Portion to the Budget Based Portion shall not change, even if my target bonus is increased.

               4.     TRANSITION

        You understand that it may not be possible for me to bring legal fees under control while I am transitioning to Quarterdeck. Notwithstanding any other provision hereof, therefore, I will receive the full target bonus for the April
- June, 1996 quarter (prorated in light of my May 1 start date), regardless of the IP Fees for that quarter.


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        5.     INCORPORATION

        This letter agreement is incorporated into and made a part of the Employment Agreement. In the event of any conflict between the provisions of this letter agreement and the provisions in the body of the Employment Agreement, this letter agreement shall control.

               *     *     *

               If the foregoing correctly reflects the agreement between Quarterdeck and me relating to my bonus, please so indicate by signing where indicated below.

               Sincerely,

               /s/ Ron Ben-Yehuda

               Ron Ben-Yehuda

        AGREED:QUARTERDECK CORPORATION

                      By:/s/ Bradley Schwartz
                         ---------------------------------

                         Bradley Schwartz, General Counsel

               cc:    Gaston Bastiaens


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         interoffice memo

         Date:  06/06/97
         To:    Curt Hessler
         From:  Ron Ben-Yehuda
         RE:    My New Position



         I believe that the following sets forth our understanding regarding my new position:

         1.  My title is Vice President, Secretary and General Counsel.

         2.  My annual base salary is $155,000.

         3. My target quarterly bonus is $17,500 ($70,000 annually). Of this amount, $3,750 per quarter is to be based on corporate performance. The remaining $13,750 per quarter is to be based on personal performance. As we discussed, the performance level required to obtain the $13,750 payment will be easily and routinely achievable. This is consistent with my current arrangement under the letter agreement dated May 1, 1996, between Quarterdeck and me. In accordance with that letter agreement, I will get this portion of my bonus in each quarter, whether or not any bonus is paid generally under Quarterdeck's discretionary executive bonus plan, provided that I satisfy the requirements described above.

         4.  I was issued 50,000 non-qualified options as of  May 21, 1997.

         5. If Quarterdeck terminates my employment without Cause (as defined in my employment agreement), half of the total number of unvested options that I then hold, if any, will immediately vest.

         6. This supplements (and amends) my existing employment agreement. Except as stated in this memorandum, that agreement remains unchanged and in full force and effect.

         If this correctly reflects our understanding, please sign below and return a copy to me.

         Agreed:      Quarterdeck Corporation

                      /s/ Curt Hessler

                      By: Curt Hessler, CEO